Exhibit 99.1



U. S. STEEL TO TAKE NO. 13 BLAST FURNACE OFFLINE IN LATE MAY

     PITTSBURGH, May 11, 2005 - United States Steel Corporation (NYSE: X) today announced that it will be taking its Gary (Ind.) Works No. 13 blast furnace off-

line in late May, rather than on August 1 as previously announced, to ensure an orderly transition to a more efficient major rebuild. This action will allow the company to run its four other domestic steel producing plants at more efficient levels and will keep flat-rolled inventories in line with customer needs.

Domestic flat-rolled shipments for the second quarter are currently expected to be about seven percent lower than the first quarter, which is expected to result in annual shipments that are lower than the company's most recent projection of

14.5 million tons.

     U. S. Steel is an integrated steelmaker with five domestic steelmaking operations and 12 blast furnaces. In an April press release, the company announced plans for a major rebuild of Gary Works No. 13 blast furnace, the company's largest furnace and one of four furnaces it operates at Gary Works.

The rebuild is scheduled to be completed by early November.

                                      -oOo-

For more information about U. S. Steel, visit www.ussteel.com
2005-017